Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.) dated March 17, 2010 relating to the financial statements of ZIOPHARM Oncology, Inc. for the year ended December 31, 2009 and for the period from September 9, 2003 (date of inception) to December 31, 2009, and to all references to our Firm made part of this Registration Statement on Form S-8 filed on December 12, 2012.

/s/ Caturano and Company, Inc.

Boston, Massachusetts

December 12, 2012